[EXHIBIT (a)(6)]
FORMS OF REMINDER E-MAILS TO ELIGIBLE OPTION HOLDERS — (DATES MAY
CHANGE IF EXPIRATION DATE OF OFFER IS EXTENDED)
May 1, 2009 — Final Seven Days
We are entering the final seven days of Mindspeed’s option exchange program. After today, there are seven days left to make your election. The offer to exchange your eligible stock options will expire at 9:00 p.m., Pacific Time, on May 8, 2009, unless we extend the offer.
THIS OPTION EXCHANGE PROGRAM IS NOT AN AUTOMATIC PROCESS. IF YOU ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOU MUST FOLLOW THE INSTRUCTIONS BELOW.
If you would like to participate in this offer, please visit Mindspeed’s Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp: (1) SELECT THE ELECTION TO PARTICIPATE AND THE OPTION GRANTS YOU ELECT TO EXCHANGE; (2) HIT THE CONFIRM BUTTON; and (3) PRINT YOUR CONFIRMATION PAGE, before 9:00 p.m., Pacific Time, on May 8, 2009.
If you are not completing your election to participate with respect to the option exchange program on Mindspeed’s Intranet site, then contact Stock Administration by e-mail at stock.admin@mindspeed.com before 9:00 p.m., Pacific Time, on May 8, 2009.
Only elections that are received by the deadline will be accepted. If you have questions, please direct them to Mindspeed’s Stock Administration, by e-mail at stock.admin@mindspeed.com.
This notice does not constitute the offer to exchange. The full terms of the offer are described in the: (1) offer to exchange; (2) e-mail memorandum from Raouf Y. Halim, dated April 10, 2009; and (3) Election Form. You may also access these documents through the Securities and Exchange Commission’s website at www.sec.gov, on Mindspeed’s website at www.mindspeed.com or on Mindspeed’s Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp.

May 14, 2009 — Final Two Days
Tomorrow is the last day to participate in Mindspeed’s option exchange program. The offer to exchange your eligible stock options will expire at 9:00 p.m., Pacific Time, tomorrow, May 15, 2009.
THIS OPTION EXCHANGE PROGRAM IS NOT AN AUTOMATIC PROCESS. IF YOU ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOU MUST FOLLOW THE INSTRUCTIONS BELOW.
If you would like to participate in this offer, please visit Mindspeed’s Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp : (1) SELECT THE ELECTION TO PARTICIPATE AND THE OPTION GRANTS YOU ELECT TO EXCHANGE; (2) HIT THE CONFIRM BUTTON; and (3) PRINT YOUR CONFIRMATION PAGE, before 9:00 p.m., Pacific Time, on May 15, 2009.
If you are not completing your election to participate with respect to the option exchange program on Mindspeed’s Intranet site, then contact Stock Administration by e-mail at stock.admin@mindspeed.com before 9:00 p.m., Pacific Time, on May 15, 2009.
Only elections that are received by the deadline will be accepted. If you have questions, please direct them to Mindspeed’s Stock Administration, by e-mail at stock.admin@mindspeed.com.
This notice does not constitute the offer to exchange. The full terms of the offer are described in the: (1) offer to exchange; (2) e-mail memorandum from Raouf Y. Halim, dated April 10, 2009; and (3) Election Form. You may access these documents through the Securities and Exchange Commission’s website at www.sec.gov, on Mindspeed’s website at www.mindspeed.com or on Mindspeed’s Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp.